                                                              Exhibit 99(a)(iii)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 11-K

                         ------------------------------



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                    For the Fiscal Year Ended January 2, 2000

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

Commission File Number  1-3215

                         ------------------------------

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES

                            (Full title of the Plan)

                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933

           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.   Financial Statements and Exhibits

     Report of Independent Accountants

     Financial Statements:
       Balance Sheets as of December 31, 1999 and 1998

     Statements of Operations and Changes in Plan Equity for the years ended December 31, 1999 and 1998

     Notes to Financial Statements

     Supplemental Schedules:
       Schedule of Investments at December 31, 1999

     Schedule of 5% Reportable Transactions for the year ended December 31, 1999

Consent of PricewaterhouseCoopers LLP, dated June 23, 2000

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            JOHNSON & JOHNSON SAVINGS PLAN
                                            FOR UNION REPRESENTED EMPLOYEES

                                            By:   /s/ R. J. Darretta
                                                  ------------------------------
                                                   R. J. Darretta
                                                   Chairman, Pension Committee

June 26, 2000

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES

                                -----------------






                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES

                          AS OF AND FOR THE YEARS ENDED
                           DECEMBER 31, 1999 AND 1998

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES

                                      INDEX

Report of Independent Accountants                       2

Financial Statements:
      Statements of Net Assets Available for Benefits with
      Fund Information as of December 31, 1999 and 1998 3-4

      Statements of Changes in Net Assets Available for
      Benefits with Fund Information for the Years Ended
      December 31, 1999 and 1998                        5-6

      Notes to Financial Statements                     7-13

Supplemental Schedules:
      Item 27a - Schedule of Assets Held for Investment Purposes
      at December 31, 1999                              14

      Item 27d - Schedule of Reportable Transactions for
      the Year Ended December 31, 1999                  15

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension and Benefits Committees of
Johnson & Johnson

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan") as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes and schedule of reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for the purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 12, 2000

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1999

                                                                                 PARTICIPANT DIRECTED
                                              --------------------------------------------------------------------------------------
                                                                      Fixed             J&J          Diversified         Total

                                                   USGS Fund      Interest Fund      Stock Fund      Equity Fund      Savings Plan
                                                   ---------      -------------      ----------      -----------      ------------
ASSETS:
-------
Deposits in Group Annuity Contracts (Note 2)                         $2,158,369                                        $ 2,158,369

Investments at Fair Value (Notes 2 and 5)                                           $21,114,345                         21,114,345

Investments in Master Trust (Notes 2 and 5)       $1,067,057                                          $6,096,157         7,163,214

Accrued Dividends and Interest Receivable              5,108             11,678                            4,660            21,446
                                                   ---------          ---------      ----------        ---------        ----------

                 Total Assets                      1,072,165          2,170,047      21,114,345        6,100,817        30,457,374
                                                   ---------          ---------      ----------        ---------        ----------


LIABILITIES:
------------

Accrued Transfers                                        500             10,200         (8,500)          (2,200)
                                                  ----------         ----------     -----------       ----------       -----------

Net Assets Available for Benefits                 $1,071,665         $2,159,847     $21,122,845       $6,103,017       $30,457,374
                                                  ==========         ==========     ===========       ==========       ===========





                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                            As of December 31, 1998

                                                                                PARTICIPANT DIRECTED
                                                      ----------------------------------------------------------------------------
                                                                      Fixed            J&J         Diversified          Total
                                                     USGS Fund    Interest Fund     Stock Fund     Equity Fund      Savings Plan
                                                     ---------    -------------     ----------     -----------      ------------
ASSETS:
-------
Deposits in Group Annuity Contracts (Note 2)                         $1,860,044                                     $ 1,860,044

Investments at Fair Value (Notes 2 and 5)                                           $17,436,911                      17,436,911

Investments in Master Trust (Notes 2 and 5)          $1,008,405                                     $4,494,429        5,502,834

Accrued Dividends and Interest Receivable                 4,297          10,121             214         25,069           39,701

                                                     ----------      ----------    ------------    -----------     ------------
                              Total Assets            1,012,702       1,870,165      17,437,125      4,519,498       24,839,490
                                                     ----------      ----------    ------------    -----------     ------------


LIABILITIES:
------------
Accrued Transfers                                        29,100         (4,801)        (68,400)         44,101
                                                     ----------      ----------    ------------    -----------     ------------

Net Assets Available for Benefits                     $ 983,602      $1,874,966    $ 17,505,525    $ 4,475,397     $ 24,839,490
                                                     ==========      ==========    ============    ===========     ============



                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1999


                                                                                     PARTICIPANT DIRECTED
                                                   ---------------------------------------------------------------------------------
                                                                           Fixed            J&J         Diversified       Total
                                                          USGS Fund    Interest Fund     Stock Fund     Equity Fund    Savings Plan
                                                          ---------    -------------     ----------     -----------    ------------
Employee Contributions (Note 3)                            $148,108         $291,978     $1,621,497        $766,490      $2,828,073

Employer Contributions  (Note 3)                                                            634,338                         634,338

Interest                                                     52,873          128,999          3,028                         184,900

Dividends                                                                                   236,370          64,005         300,375
                                                          ---------       ----------    -----------      ----------     -----------

                                                            200,981          420,977      2,495,233         830,495       3,947,686

Additions to (Deductions from) Net Assets:
------------------------------------------

Payments to Participants (Note 4)                          (38,977)         (58,285)    (1,047,051)       (247,632)     (1,391,945)

Change in Unrealized Net Appreciation of Investments                                      1,107,538         455,063       1,562,601

Realized Net Gain on Sale of Investments                                                    812,749         684,799       1,497,548

Realized Net Gain on Stock Distributed                                                      177,916                         177,916

Assets Transferred (Note 2)                                (67,300)         (65,800)        194,400        (61,300)

Administrative Expenses                                     (6,641)         (12,011)      (123,465)        (33,805)       (175,922)
                                                          ---------       ----------    -----------      ----------     -----------

Net Increase                                                 88,063          284,881      3,617,320       1,627,620       5,617,884

Net Assets Available for Benefits, Beginning of Year        983,602        1,874,966     17,505,525       4,475,397      24,839,490
                                                          ---------       ----------    -----------      ----------     -----------

Net Assets Available for Benefits, End of Year           $1,071,665       $2,159,847    $21,122,845      $6,103,017     $30,457,374
                                                         ==========       ==========    ===========      ==========     ===========


                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1998


                                                                                    PARTICIPANT DIRECTED
                                                       ----------------------------------------------------------------------------
                                                                          Fixed            J&J         Diversified      Total
                                                          USGS Fund   Interest Fund     Stock Fund     Equity Fund   Savings Plan
                                                          ---------   -------------     ----------     -----------   ------------
Employee Contributions (Note 3)                            $177,832        $349,624     $1,528,145        $761,834    $ 2,817,435

Employer Contributions  (Note 3)                                                           610,149                        610,149

Interest                                                     52,839         112,154          2,929                        167,922

Dividends                                                                                  190,534          50,401        240,935
                                                        -----------      ----------     ----------       ---------    -----------

                                                            230,671         461,778      2,331,757         812,235      3,836,441

Additions to (Deductions from) Net Assets:
------------------------------------------

Payments to Participants (Note 4)                          (47,682)       (104,718)      (759,124)       (162,697)    (1,074,221)

Change in Unrealized Net Appreciation of Investment                                      3,262,162         395,659      3,657,821

Realized Net Gain on Sale of Investments                                                   180,470         365,123        545,593

Realized Net Gain on Stock Distributed                                                      32,455                         32,455

Assets Transferred (Note 2)                               (116,300)        (64,200)        176,000          4,500

Administrative Expenses                                     (3,119)         (5,291)       (47,200)        (12,902)       (68,512)
                                                        -----------      ----------     ----------       ---------    -----------

Net Increase                                                 63,570         287,569      5,176,520       1,401,918      6,929,577

Net Assets Available for Benefits, Beginning of Year        920,032       1,587,397     12,329,005       3,073,479     17,909,913
                                                        -----------      ----------     ----------       ---------    -----------

Net Assets Available for Benefits, End of Year             $983,602      $1,874,966    $17,505,525      $4,475,397    $24,839,490
                                                        ===========      ==========    ===========      ==========    ===========


                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                          NOTES TO FINANCIAL STATEMENTS

1.    Organization:

      The Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan") is a defined contribution plan which was established on January 1, 1993 by Johnson & Johnson ("J&J" or the "Company"). The Plan was designed to enhance the existing retirement program of eligible employees covered under collective bargaining agreements with the Company. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in a Master Trust account ("Johnson & Johnson Savings Plan Trust") and transactions therein are executed by the trustee, Bankers Trust Company. The Johnson & Johnson Savings Plan Trust is allocated based upon the total of each individual participant's share of the Johnson & Johnson Savings Plan Trust.

2.    Summary of Significant Accounting Policies:

      Valuation of Investments:

      Equity investments in the Johnson & Johnson Stock Fund, administered by Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

      The investments in the US Government Securities ("USGS"), Fixed Interest and Diversified Equity Funds represent the Plan's share of assets in the Johnson & Johnson Savings Plan Trust. The USGS Fund consists of short-term obligations that are issued or guaranteed by the US Government. Investments are valued at cost, which approximates market value. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract value, which approximates fair value, because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events, such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise. The average yield and crediting interest rate of the Fixed Interest Fund was 5.99% for 1999 and 6.62% for 1998. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.    Summary of Significant Accounting Policies (Continued):

      Equity investments and corporate obligations in the Diversified Equity Fund, managed by the Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc. based on the prevailing market values of the underlying investments.

      Temporary cash investments are stated at redemption value which approximates fair value.

      Transfers:

      Transfers among funds, which are made at the participant's election, have been presented as assets transferred in the Statement of Changes in Net Assets Available for Benefits.

      Use of Estimates:

      The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

      Risks and Uncertainties:

      The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

      Other:

      Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method. Third party administrative expenses are paid by the Plan, except costs of entering new investment vehicles which will be paid primarily by Johnson & Johnson.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

3.    Contributions:

       Participating employees may contribute a minimum of $0.16 per hour up to a maximum of $1.60 per hour, depending on the negotiated contract rate, of the first forty hours worked in each payroll week. All contributions are on a pre-tax basis. Annual pre-tax contributions may not exceed $10,000 in 1999 or 1998. The Company contributes to the Plan, out of current or accumulated profits, an amount equal to 25% or 40% (depending on the negotiated collective bargaining agreement) of the employee directed contributions on the first $0.16 to $0.80 per hour directly into J&J common stock.

      Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of the participants. Employee contributions are to be invested in any of the four investment funds at the direction of the participating employees. All Company contributions are made to the J&J Stock Fund.

      The number of participants invested in each fund at December 31, 1999 and 1998 was:

                                                             1999           1998
                                                             ----           ----
      U.S. Government Securities Fund                         506            542
      Fixed Interest Fund                                     719            767
      Johnson & Johnson Stock Fund                          2,152          2,166
      Diversified Equity Fund                               1,172          1,171

      Participants may elect to invest in more than one fund and can change their investment direction twice a year. A total of 2,154 and 2,167 active and former employees had investments in the Plan for 1999 and 1998, respectively.

4.    Participant Accounts and Benefits:

      All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant's earnings or account balances, as defined.

      Participants may withdraw their after-tax contributions and earnings thereon, at any time. Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.    Investments:

      Investments held by the Plan as of December 31, 1999 are summarized as follows:

                                                         Johnson & Johnson
                                                             Stock Fund
                                                      Fair Value        Cost
                                                      ----------   --------------
      Johnson & Johnson Common Stock                  $21,077,906  $11,491,030
      Temporary Cash Investments                           36,439       36,439
                                                      -----------  -----------
                                                  $21,114,345    $11,527,469
                                                  ===========    ===========

                      The investments in the USGS, Fixed Interest, and the
                    Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 0.6% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Savings Plan Trust on behalf of the Plan and the Johnson & Johnson Savings Plan (for salaried and non-union hourly employees of the Company) are summarized as follows:

           Description                                    Fair Value              Cost
           -----------                                  --------------       --------------

           USGS Fund:
               U.S. Government Securities - Short Term       $29,313,150       $29,313,150
               Other*                                            142,201           142,201

           Fixed Interest Fund:
               Deposits in Group Annuity Contracts           621,653,591       621,653,591
               Other*                                          3,363,553         3,363,553

           Diversified Equity Fund:
               Common Stocks                                 992,698,523       700,989,649
               Other*                                            758,881           758,881
                                                       ----------------- -----------------

                                                          $1,647,929,899    $1,356,221,025
                                                       ================= =================

           * Other consists of interest and/or dividends receivable.

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.    Investments (Continued):

                    Investments held by the Plan as of December 31, 1998 are summarized as follows:

                                                  Johnson & Johnson
                                                       Stock Fund
                                               -------------------------
                                              Fair Value       Cost
                                              ----------   -------------

      Johnson & Johnson Common Stock       $17,427,035     $8,947,697
      Temporary Cash Investments                 9,876          9,876
                                           -----------     ----------

                                           $17,436,911     $8,957,573
                                           ===========     ==========


      The investments in the USGS, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 0.5% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson Savings Plan (for salaried and non-union hourly employees of the Company) are summarized as follows:

           Description                                      Fair Value         Cost
           -----------                                    -------------    --------------
           USGS Fund:
               U.S. Government Securities - Short Term       $30,466,695       $30,466,695
               Other*                                            138,992           138,992

           Fixed Interest Fund:
               Deposits in Group Annuity Contracts           634,215,282       634,215,282
               Other*                                          3,286,951         3,286,951

           Diversified Equity Fund:
               Common Stocks                                 764,674,566       548,124,829
               Other*                                          4,178,130         4,178,130
                                                         ---------------    --------------

                                                          $1,436,960,616    $1,220,410,879
                                                         ===============    ==============

           * Other consists of interest and/or dividends receivable.

Realized gains on investments sold and distributed during the years ended December31, 1999 and 1998 are summarized as follows:

                        J&J Stock Fund                        Diversified Equity Fund
             -----------------------------------       -----------------------------------
             Book Value    Proceeds      Gain          Book Value      Proceeds     Gain
             ----------   ----------   ---------       ----------     ----------  --------
     1999     $693,844    $1,684,509   $990,665        $3,803,034     $4,487,833  $684,799
     1998     $321,078    $  534,003   $212,925        $3,072,462     $3,437,585  $365,123

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

6.    Tax Status:

      The Internal Revenue Service has determined and informed the Company by a letter dated April 26, 1996, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

7.    Termination Priorities:

      The Company has the right to terminate the Plan at any time and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

8.    Concentrations of Credit Risk:

      Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

      The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.

9.    Reconciliation of Financial Statements to Form 5500:

      The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                 December 31,     December 31,
                                                                     1999            1998
                                                                -------------     ----------
      Net Assets Available for Benefits
        Per the Financial Statements                              $30,457,374    $24,839,490
      Amounts Allocated to Withdrawing Participants                  (118,294)       (52,942)
                                                                  ------------   ------------
      Net Assets Available for Benefits Per the Form 5500         $30,339,080    $24,786,548
                                                                  ============   ============

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

9.   Reconciliation of Financial Statements to Form 5500 (Continued):

                                                                       Year Ended      YearEnded
                                                                       December 31,  December31,
                                                                          1999             1998
                                                                     --------------    ---------
      Benefits Paid to Participants Per the Financial Statements        $1,391,945    $1,074,221

      Add: Amounts Allocated to Withdrawing Participants at
            December 31, 1999 and 1998                                     118,294        52,942

      Less: Amounts Allocated to Withdrawing Participants
            at December 31, 1998 and 1997                                  (52,942)      (51,617)
                                                                        ----------     ---------

      Benefits Paid to Participants Per the Form 5500                   $1,457,297    $1,075,546
                                                                        ==========    ==========

      Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 1999 and 1998 but not yet paid as of that date.

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1999

FACE AMOUNT
OR SHARES      ISSUES                                          COST                FAIR VALUE
---------      ------                                       -----------            ----------

               J&J STOCK FUND
               --------------

               Common Stock
               ------------
224,831 shs.   Johnson & Johnson                      $11,491,030           $21,077,906



               Temporary Investments
               ---------------------
36,439         BT Pyramid Directed
               Account Cash Fund                           36,439                36,439
                                                      -----------           -----------

               Total J&J Stock Fund                   $11,527,469           $21,114,345
                                                      ===========           ===========

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                    DISPOSED                          ACQUIRED
                           ---------------------------------------------------------------------------
SECURITY/PARTY                                               GAIN/
DESCRIPTION                SALES  COSTS           PROCEEDS  (LOSS)      PURCHASES            COSTS
                           -----  -----           --------  ------      ---------            -----
                        # of Transactions                               # of Transactions

SERIES OF TRANSACTIONS:

BT Pyramid Directed
Account-Cash Fund               (a)   $2,160,655  $2,160,655             $ -         (a)  $2,164,054

Johnson & Johnson
Common Stock                                                                        154  $1,876,638



(a) Trustee is unable to provide detailed information on the number of transactions.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-52252) of Johnson & Johnson of our report dated June 12, 2000 relating to the financial statements and financial statement schedules of the Johnson & Johnson Savings Plan for Union Represented Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 23, 2000